Exhibit 2
N-SAR Item 77O

Rule 10f-3 Transactions


On May 2, 2002, The Dreyfus/Laurel Tax-Free
Municipal Funds (the "Fund"), on behalf of Dreyfus
Premier Limited Term Massachusetts Municipal Fund purchased, at slightly above par value, $2 million in Massachusetts State Special Obligation Revenue Bonds, Consolidated Loan of 2002, Series A (the "Bonds").
The Bonds were purchased from Bear, Stearns $ Co., Inc., a member of the underwriting syndicate offering the Bonds, from their own account. Mellon Financial Markets, LLC, an affiliate of the Fund, was a member of the syndicate but received no benefit in connection with the transactions. Bear, Stearns & Co., Inc. received a commission of
$5.00 per bond. No other member received any economic benefit. The following is a list of the syndicate's members:

Bear, Stearns & Co., Inc.
Goldman, Sachs & Co.
> J.P. Morgan Securities Inc.
Lehman Brothers >
> Salomon Smith Barney, Inc.
UBS PaineWebber, Inc.
Quick & Reilly, Inc.
State Street Global Markets LLC> >
> > Advest, Inc.
A.G. Edwards & Sons, Inc.
CIBC World Markets
> Corby North Bridge Securities
RBC Dain Rauscher, Inc.
Fahnestock & Co., Inc.
First Albany Corporation
Wachovia Bank, National Association
H.C. Wainwright & Co., Inc.
Janney Montgomery Scott LLC
Mellon Financial Markets LLC
Merrill Lynch & Co.
Morgan Stanley
Prudential Securities
Ramirez & Co., Inc.
Raymond James & Associates
>
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	Accompanying this statement are materials
presented to the Fund's Board of Trustees, which ratified the purchase as in compliance with the Fund's
Rule 10f-3 Procedures, at the Fund's Board meeting held on July 25, 2002.



MEMORANDUM



TO:		The Members of the Boards

DATE:		July 11, 2002

SUBJECT:	Review of Compliance with Rule
		10f-3 Procedures

************************************************

The following constitutes the required report of purchases of securities that were effected pursuant to procedures as prescribed by Rule
10f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), during the period
March 1, 2002,  through May 31, 2002.

Rule 10f-3 under the 1940 Act exempts certain purchases of securities by a registered investment company that are otherwise prohibited under Section 10(f).

	Section 10(f) prohibits any Dreyfus-sponsored fund from acquiring securities if an affiliated person of the fund, including Mellon or any of its affiliates, concurrently is acting as a principal underwriter in connection with the offering of such securities to others. The foregoing restriction applies even if the purchase is actually made from an unaffiliated underwriter. This provision of the 1940 Act was designed to prevent an underwriter affiliated with a registered investment company from "dumping" otherwise unmarketable securities on the investment company.

Under certain conditions, however, Rule 10f-3 provides an exemption from the prohibitions of
Section 10(f).  Rule 10f-3 permits a fund to
purchase securities that would otherwise violate
Section 10(f) if, among other things:

1. the securities were registered under the Securities Act of 1933, or were municipal securities, certain Rule 144A securities, or certain foreign offerings;

2. the securities were purchased at not more than the public offering price prior to the end of the first full business day after the first date on which the issue is offered to the public;

3. the securities were offered pursuant to a firm commitment underwriting;

4. the commission, spread or profit received or to be received by the principal underwriters is reasonable and fair compared to the commission, spread or profit received by others in connection with the underwriting of similar securities being sold during a comparable period of time;

5. the issuer of the security has been in continuous operation for not less than three years, or, with respect to municipal securities, the issuer meets certain rating requirements as set forth in the Rule;

6. the amount of securities of any class of such issue purchased by the investment company, or by two or more investment companies having the same investment adviser, does not exceed 25% of the principal amount of the offering of such class; and

7. the securities are purchased from a member of the syndicate other than the affiliated underwriter.

The Portfolio Manager of Dreyfus Premier
Limited Term Massachusetts Municipal Fund certifies that the terms described in the reports attached hereto comply with the Fund's Rule 10f-3 Procedures.
The Procedures state that the Board must determine that any transaction(s) engaged in by the Fund, pursuant to Rule 10f-3, have been effected in compliance with the Procedures adopted by the Board with respect to such transactions. A copy of the form of Procedures previously adopted by the Boards pursuant to Rule 10f-3 is contained in Volume II of your Directors' Reference Manual.












REPORT OF PURCHASE OF SECURITIES
IN COMPLIANCE WITH RULE 10F-3

This report must be completed on the date of purchase and must be provided promptly to the portfolio management department head and to the legal department. Any changes to the information provided herein must be reported immediately to each of these departments.

1.	Name of Dreyfus/MPAM Fund:  Dreyfus Premier
	Limited Term Massachusetts Municipal Fund

2.	Total Net Assets of Fund:    $168,844,500

3. Type of Security:    Municipal Bond

4. Description of Security Purchased:  Massachusetts
State Special Obligation Revenue Bonds Consolidated
Loan of 2002, Series A

5. Purchased per Firm Commitment
Underwriting?     Yes

6. Security Rating:    M:   Aaa        S&P:
AAA       Fitch: AAA

7. Name of Underwriting Syndicate Dealer
Effecting Transaction:        Bear Stearns

8. Name of Affiliated Underwriter in
Underwriting Syndicate:    Mellon
Financial Markets LLC

9. Issue Size:    $319,130,000

10. Amount Purchased by Fund:    Par
Value = $2,000,000      Market
Value = $2,188,920

11. Percentage of Principal Amount of Offering
Purchased by Fund (not to exceed 25% of offering
with respect to all Dreyfus-managed funds):      .69%

12. Amount Purchased as a Percentage of
Fund Assets:          1.30%


13. Purchase Price of Securities
(if at par, so state):    $109,446

14. Commission/Spread Received by
Principal Underwriters:          1/2

15. Were the Securities purchased prior
to the end of the first day on which any sales
were made, at a price that was not more than the
price paid by each other purchaser of the Securities
 in that offering or any concurrent offering of the
Securities (except, with respect to the purchase
of any eligible foreign offering, for any rights to
 purchase that were required by law to be granted to
existing security holders of the issuer)?     Yes   .
If the Securities were offered for subscription
upon exercise of rights, were the Securities
purchased on or before the fourth day preceding
the day on which the rights offering
terminated?             N/A

16. If the Securities were part of an issue
registered under the Securities Act of 1933,
as amended, that was offered to the public, or
was purchased pursuant to an eligible foreign or
Rule 144A offering, was the issuer of the
Securities in continuous operation for not less
than three years, including the operations of
any predecessors?     N/A

17. Was the commission, spread or profit received
or to be received by the principal underwriters of
the Securities reasonable and fair compared to the
commission, spread or profit received by others
connection with the underwriting of similar securities
being sold during a comparable period
of time?       Yes


18. Did the Fund's purchase of the Securities
benefit any underwriter affiliated with the
Fund directly or indirectly or, with respect
to any eligible municipal securities, was it
designated as a "group sale" or otherwise
allocated to the affiliated underwriter's
account?           No


Portfolio Manager:       /s/ Kristin D. Lindquist
Purchase Date:    5/2/02